Exhibit 1.02

Conflict Minerals Report of Trimble Navigation Limited for Calendar Year 2013

We have made statements in this conflict minerals report that may constitute forward-looking statements about our plans to take additional actions or to implement additional policies or procedures with respect to our due diligence efforts to determine the origin of certain minerals contained in our products. We undertake no obligation to publically update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Our reporting obligations under the conflict minerals rules may change in the future and our ability to implement certain processes or obtain information from our suppliers may differ materially from those anticipated or implied in this report.

Introduction

This is the Conflict Minerals Report of Trimble Navigation Limited for the 2013 calendar year in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended. A copy of this Conflict Minerals Report is publicly available on our website at:

https://www.trimble.com/Corporate/Environmental_Compliance.aspx?tab=Conflict_Minerals_Policy_~_Disclosure.

Rule 13p-1 requires that all publicly traded companies report annually on the presence of certain minerals, characterized as conflict minerals, including tin, tantalum, tungsten or gold, in the products that they manufacture or contract to manufacture, and demonstrate the proper level of due diligence in determining whether these minerals originated from the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) or from scrap or recycled sources.

Business Overview

Trimble provides technology solutions that enable professionals and field mobile workers to improve or transform their work processes. Our solutions, which can include a combination of hardware, software and services, are used across a range of industries including agriculture, architecture, civil engineering, construction, environmental management, government, natural resources, transportation and utilities. Representative Trimble customers include engineering and construction firms, contractors, surveying companies, farmers and agricultural companies, enterprise firms with large-scale fleets, energy, mining and utility companies, and state, federal and municipal governments.

We design and manufacture, or have manufactured on our behalf, thousands of different hardware products ranging across multiple business divisions within our key business segments of Engineering and Construction, Field Solutions, Mobile Solutions and Advanced Devices. Many of these hardware products, which are typically based upon positioning or location technologies, including GPS, lasers and optics, are built by our contract manufacturing partners.

Our contract manufacturing partners are responsible for significant material procurement, assembly and testing. We generally manage product design and are involved in qualifying suppliers and key components used in our products. We are many levels removed from the mining or processing of minerals in the supply-chain, however, and we do not directly source, or manage the sourcing of, raw materials, including conflict minerals.

Many of our hardware products are designed with printed circuit boards, connectors, sheet metal and other electrical mechanical assemblies that may contain tin, tantalum, tungsten and gold. The components used in our products that contain these metals are required for the functionality of our products.

Reasonable Country of Origin Inquiry

Once we determined that conflict minerals were necessary to the functionality or production of many of our hardware products, we began to assess our production supply chain risk. After an extensive review of the supply chain, we conducted supplier inquiries regarding the origin of conflict minerals to determine whether any of our suppliers were sourcing conflict minerals from the Covered Countries or from recycled or scrap sources. Based on the limited information obtained from supplier declarations, we determined that it was necessary to exercise due diligence to determine the source and chain of custody of the conflict minerals contained in our products.

Due Diligence Measures

We have designed our due diligence program in accordance with the framework in the “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition),” and the related supplements, published by the Organization for Economic Cooperation and Development.

We have taken the following measures as part of our due diligence program:

•	We appointed a program manager to monitor our conflict minerals activities and established an internal cross-functional conflict minerals steering committee with representatives from key corporate function areas such as Quality, Operations, Finance, Legal and Materials.

•	We adopted the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) initiative Conflict Minerals Reporting Template, and distributed the Reporting Template to our in-scope suppliers to collect sourcing information through the return of supplier declarations.

•	We reviewed production suppliers within our main corporate database system to filter out and identify in-scope suppliers and begin the process of surveying in-scope suppliers. As part of this process, we identified smelter facilities that produce conflict minerals that may supply components included in our hardware products. In compiling this list, we relied on the supplier declaration information that we received back from our supplier survey and the Smelter List information provided within the Reporting Templates.

•	We engaged a third-party consulting firm to implement a data management tool and support a supplier help desk. Our data management tool provides us a platform for data collection, data reporting and document archiving. Among other features, it allows for the automated distribution of Reporting Templates to suppliers and manages the information that we receive back from suppliers.

•	We defined the business process for managing outbound notifications to suppliers and inbound responses and queries from suppliers, including steps for addressing incomplete and vague information provided and taking necessary action to follow up with the suppliers.

•	We defined and implemented a “Supplier Risk Mitigation Process” to manage and escalate with appropriate personnel the existence of suppliers that are not responsive to the survey or that indicate they do not know the source of the conflict minerals contained in the components that they supply to us.

•	We received an independent assessment of our conflict minerals program by an outside advisor.

•	We conducted supplier training through presentations and webinars, provided orientation materials and resources to our suppliers to assist them in completing the Reporting Templates, and provided email and help desk phone support to answer suppliers’ questions.

•	We implemented a Conflict Minerals Policy Statement and published it on our public website at: https://www.trimble.com/Corporate/Environmental_Compliance.aspx?tab=Conflict_Minerals_Policy_~_Disclosure.

•	We amended our template terms of purchase to require suppliers to assist us in complying with applicable provisions of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, including notifying us of their use of conflict minerals.

Results of Due Diligence

On the basis of the due diligences measures described above, we have been unable to determine the country of origin of all of the conflict minerals contained in our products.

Future Due Diligence Measures

We intend to take the following steps to further mitigate any risk that the conflict minerals in our products could directly or indirectly finance or benefit armed groups in the Covered Countries:

•	Continue our supplier-based risk assessment by expanding efforts to identify in-scope suppliers, solicit supplier responses to surveys and assess supplier responses to further determine the source of conflict minerals contained in our products.

•	Continue to develop our conflict minerals data management system, such as implementing additional metrics and reporting capabilities.

•	Work with our third-party consulting firm to further improve the capabilities of our data management tools and their use within our enterprise systems to more efficiently capture conflict mineral reporting at the product level.

•	Expand our “Supplier Risk Mitigation Process” to more efficiently address and manage supplier responses that indicate they do not know the source of the conflict minerals contained in the components that they supply to us.

•	Continue monitoring our supply chain activities, keep current with changes or updates in relevant laws and update our related policies and procedures as appropriate.

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